 Exhibit 16.1

                                                                                                                                                                                                                                                             4397 South Albright Drive ● Salt Lake City, Utah 84124
                                                                                                                                                                                                                                                             (801) 277-2763 Phone ● (801) 277-6509 Fax

July 16, 2018

U.S. Securities and Exchange Commission
Office of the Chief Accountants
100 F Street, NE
Washington, DC 20549
RE: LIBERATED SYNDICATION INC. File No. 001-36210

Dear Sir or Madam,

We have been notified by LIBERATED SYNDICATION INC. that the Company has elected to change their independent registered public accounting firm. We confirm that we have not had any disagreement with management on accounting and or financial disclosure. We have read the 8-K as it pertains to the change in registrant’s certifying accountant and agree with the disclosures made therein. We confirm that Gregory & Associates, LLC has not had any disagreement with management over accounting and or financial disclosure.

/s/ Gregory and Associates, LLC

Gregory and Associates, LLC